Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

KAR AUCTION SERVICES, INC.

and

IAA SPINCO INC.

Dated as of [●], 2019

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

Section 4.1	Representations and Warranties	19
Section 4.2	Restrictions on KAR	20
Section 4.3	Restrictions on Spinco	20

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1	Indemnity Obligations	22
Section 5.2	Indemnification Payments	23
Section 5.3	Payment Mechanics	23
Section 5.4	Treatment of Payments	24

ARTICLE VI

TAX CONTESTS

Section 6.1	Notice	24
Section 6.2	Separate Returns	24
Section 6.3	Joint Returns	24
Section 6.4	Other Tax Contests	25
Section 6.5	Obligation of Continued Notice	25
Section 6.6	Settlement Rights	25
Section 6.7	Tax Contest Costs and Expenses.	26

ARTICLE VII

COOPERATION

Section 7.1	General	26
Section 7.2	Consistent Treatment	27

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1	Retention of Records	27
Section 8.2	Access to Tax Records	27

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1	Dispute Resolution Mechanics	28

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [_____], between KAR Auction Services, Inc. (“KAR”), a Delaware corporation, and IAA Spinco Inc. (“Spinco” and, together with KAR, the “Parties”), a Delaware corporation and a wholly owned subsidiary of KAR.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (the “Separation and Distribution Agreement”).

R E C I T A L S

WHEREAS, the board of directors of KAR (the “Board”) has determined that it is in the best interests of KAR and its stockholders to separate KAR into two separate, publicly traded companies, one for each of (i) the KAR Business, which shall be owned and conducted, directly or indirectly, by KAR and its Subsidiaries and (ii) the Spinco Business, which shall be owned and conducted, directly or indirectly, by Spinco and its Subsidiaries;

WHEREAS, in order to effect the Separation , the Board has determined that it is appropriate, desirable and in the best interests of KAR and its stockholders for KAR to undertake the Internal Restructuring and, in connection therewith, effect the Spinco Contribution which, in exchange therefor, Spinco shall: (i) issue to KAR the Spinco Shares and (ii) distribute to KAR the Cash Distribution;

WHEREAS, following the completion of the Internal Restructuring and the Separation , KAR shall distribute all of the issued and outstanding Spinco Shares to holders of the KAR Shares on the Record Date, on a pro rata basis (the “Distribution” and, together with the Internal Restructuring and the Separation , the “Transactions”);

WHEREAS, Spinco has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Transactions;

WHEREAS, as of the date hereof, KAR is the common parent of an affiliated group of domestic corporations that has elected to file consolidated U.S. federal income Tax Returns and, as a result of the Distribution, neither Spinco nor any of its Affiliates will be a member of such group after the close of the Distribution Date;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Separation and the Distribution, taken together, will qualify as a transaction that will qualify under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

 WHEREAS, KAR has received the IRS Ruling and the Canadian Tax Ruling; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1  General. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Canadian Spinco” shall mean 1206397 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the laws of the Province of British Columbia.

“Canadian Tax Ruling” shall mean an advance income tax ruling from the Canada Revenue Agency addressing the tax Canadian tax consequences of certain aspects of the Transactions.

“Canadian Tax Ruling Request” shall mean any letter filed by KAR with the Canada Revenue Agency requesting an advance income tax ruling regarding certain Canadian tax consequences of the Transactions and any amendment or supplement to such Canadian Tax Ruling Request letter.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dispute” shall have the meaning set forth in Section 9.1 of this Agreement.

“Dispute Date” shall have the meaning set forth in Section 9.1 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employment Taxes” shall mean those Liabilities (as defined in the Separation and Distribution Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Equity Award Deduction” shall have the meaning set forth in the Employee Matters Agreement.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” shall mean either the Spinco Group or the KAR Group, as the context requires.

“Income Tax” shall mean any federal, state, local or Non-U.S. Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.

“Incremental Section 336(e) Tax” shall mean the amount of Taxes, if any, incurred by KAR as a result of making a Section 336(e) Election in excess of the amount of Taxes that would have been incurred by KAR had no such Section 336(e) Election been made and the Distribution had been treated as a taxable stock distribution for U.S. federal income tax purposes.

“Indemnifying Party” shall have the meaning set forth in Section 5.2 of this Agreement.

“Indemnitee” shall have the meaning set forth in Section 5.2 of this Agreement.

“Intended Tax Treatment” shall mean the qualification of the Transactions for the intended tax treatment, including as set forth in the IRS Ruling, Canadian Tax Ruling, any Tax Opinion or the Separation Plan.

“Internal Restructuring” shall have the meaning set forth in the Separation and Distribution Agreement.

“Internal Restructuring Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Internal Restructuring, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement, and (ii) any Tax attributable to any action set out in Section 4.2 or Section 4.3.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall mean a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Transactions.

“IRS Ruling Request” shall mean any letter filed by KAR with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such IRS Ruling Request letter.

“Joint Return” shall mean (i) any Tax Return that actually includes, by election or otherwise, one or more members of the KAR Group together with one or more members of the Spinco Group or (ii) any Tax Return that includes Tax Items attributable to both the KAR Business and the Spinco Business.

“KAR” shall have the meaning set forth in the preamble hereto.

“KAR Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which KAR is the common parent.

“KAR Business” shall have the meaning set forth in the Separation  and Distribution Agreement.

“KAR Federal Consolidated Income Tax Return” shall mean any United States federal consolidated income Tax Return for a KAR Affiliated Group.

“KAR Group” shall mean KAR and each Person that is a Subsidiary of KAR (other than Spinco and any other member of the Spinco Group).

“KAR Separate Return” shall mean any Tax Return of or including any member of the KAR Group (including any consolidated, combined or unitary return) that does not include any member of the Spinco Group.

“KAR Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2,  Section 6.3 or Section 6.4 of this Agreement.

“Non-Income Tax” shall mean any Tax that is not an Income Tax.

“Non-U.S. Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.5 of this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2 of this Agreement, as applicable.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco (or any successor thereto) and/or one or more holders of Spinco Shares, respectively, any amount of stock of Spinco, that would, when combined with any other direct or indirect changes in ownership of the stock of Spinco pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty (40) percent or more of (i) the value of all outstanding shares of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Spinco as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco of a shareholder rights plan or (ii) issuances by Spinco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, (i) any recapitalization or other transaction resulting in a shift of voting power shall be treated as an indirect acquisition of shares of stock by the shareholders experiencing an increase in voting power as a result of such recapitalization or other transaction and (ii) any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Protective Section 336(e) Election” shall have the meaning set forth in Section 3.6(b) of this Agreement.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Section 336(e) Allocation Statement” shall have the meaning set forth in Section 3.6(b) of this Agreement.

“Section 336(e) Benefit Amount” shall have the meaning set forth in Section 3.6(b) of this Agreement.

“Section 336(e) Tax Basis Increase” shall have the meaning set forth in Section 3.6(b) of this Agreement.

“Separate Return” shall mean a KAR Separate Return or an Spinco Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Plan” shall mean the step plan attached hereto as Exhibit A.

“Separation Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Transactions, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement, (ii) any Internal Restructuring Taxes and (iii) any Tax attributable to any action set out in Section 4.2 or Section 4.3.

“Spinco Actual Estimated Tax Liability” shall mean the actual amount of Taxes shown as due and payable after the Distribution, as determined by Past Practices, with respect to which any Spinco Estimated Tax Amount was paid by Spinco to KAR.

“Spinco Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Spinco Contribution” shall have the meaning set forth in the Separation and Distribution Agreement.

“Spinco’s Direct Subsidiary” shall mean IAA Holdings, Inc., a Delaware corporation.

“Spinco Estimated Tax Amount” shall mean the amount of estimated Taxes paid by Spinco to KAR with respect to Taxes not yet due and payable prior to the Distribution that would be included on any (i) U.S. consolidated Federal Income Tax Return of KAR or (ii) unitary, combined or other consolidated State Tax Return of KAR, in each case, that are attributable to the Spinco Business or any member of the Spinco Group for a Pre-Distribution Period, as determined by Past Practices.

“Spinco Group” shall mean Spinco and each Person that will be a Subsidiary of Spinco as of immediately after the Effective Time.

“Spinco Separate Return” shall mean any Tax Return of or including any member of the Spinco Group (including any consolidated, combined or unitary return) that does not include any member of the KAR Group.

“Spinco Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“State Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attribute” shall mean net operating losses; capital losses; research and development deductions, credits and carryovers; general business credits and carryovers; investment tax credit carryovers; earnings and profits; foreign tax credit carryovers; overall foreign losses; previously taxed income; separate limitation losses; and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Taxing Authority” shall mean any Taxing Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Certificates” shall mean any certificates of officers of KAR and Spinco, provided to PricewaterhouseCoopers, Skadden, Arps, Slate, Meagher & Flom LLP, or any other law or accounting firm in connection with any Tax Opinion, the IRS Ruling or the Canadian Tax Ruling.

“Tax Contest” shall have the meaning set forth in Section 6.1 of this Agreement.

“Tax Expert” shall mean independent Tax counsel of recognized national standing or a nationally recognized independent public accounting firm, in either case, with experience in the tax area(s) involved or at issue.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Tax Opinion” shall mean any written opinion of PricewaterhouseCoopers, Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1 of this Agreement.

“Tax-Related Losses” shall mean (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with Taxes or Tax Contests, as well as any other out-of-pocket costs incurred in connection with Taxes or Tax Contests; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by KAR (or any of its Affiliates) or Spinco (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any transaction to have the Intended Tax Treatment.

“Tax Return” shall mean any return, report, certificate, election, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transactions” shall have the meaning set forth in the recitals.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, to the effect that a transaction will not affect the Intended Tax Treatment of the Transactions.  Any such opinion must assume that the Transactions would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

ARTICLE II

CERTAIN ALLOCATIONS

        Section 2.1 General Rule.

(a)          Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the KAR Group from and against any liability for, Taxes which are allocated to Spinco under this Agreement.

(b)          KAR Liability.  KAR shall be liable for, and shall indemnify and hold harmless the Spinco Group from and against any liability for, Taxes which are allocated to KAR under this Agreement.

        Section 2.3  Federal Income Tax Relating to Joint Returns.

(a)          Spinco shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Spinco Business for all Pre-Distribution Periods.

(b)          KAR shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Federal Income Taxes described in Section 2.2(a) for all Pre-Distribution Periods.

        Section 2.3  Federal Income Tax Relating to Separate Returns.

(a)          Spinco shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)          KAR shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any KAR Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

        Section 2.4  State Tax Relating to Joint Returns.

(a)          Spinco shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Spinco Business for all Pre-Distribution Periods.

(b)          KAR shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.4(a) for all Pre-Distribution Periods.

(c)          Spinco shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Spinco Business for all Post-Distribution Periods.

(d)          KAR shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.4(c) for all Post-Distribution Periods.

        Section 2.5  State Tax Relating to Separate Returns.

(a)          Spinco shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)          KAR shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any KAR Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

        Section 2.6  Non-U.S. Tax Relating to Joint Returns.

(a)          Spinco shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Spinco Business for all Pre-Distribution Periods.

(b)          KAR shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Non-U.S. Taxes described in Section 2.6(a) for all Pre-Distribution Periods.

(c)          Spinco shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to Spinco Business for all Post-Distribution Periods.

(d)          KAR shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Non-U.S. Taxes described in Section 2.6(c) for all Post-Distribution Periods.

        Section 2.7  Non-U.S. Tax Relating to Separate Returns.

(a)          Spinco shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)          KAR shall pay and be responsible for any and all Non-U.S. Taxes due with respect to or required to be reported on any KAR Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

        Section 2.8  Non-Income Taxes.

To the extent not otherwise allocated under this Article II, Non-Income Taxes shall be allocated as follows:

(a)          Spinco shall pay and be responsible for any and all Non-Income Taxes that are attributable to the Spinco Business for all Pre-Distribution Periods.

(b)          KAR shall pay and be responsible for any and all Non-Income Taxes other than those Non-Income Taxes described in Section 2.8(a) for all Pre-Distribution Periods.

(c)          Spinco shall pay and be responsible for any and all Non-Income Taxes that are imposed on or attributable to the Spinco Business or Spinco Group for all Post-Distribution Periods.

(d)          KAR shall pay and be responsible for any and all Non-Income Taxes that are imposed on or attributable to the KAR Business or KAR Group for all Post-Distribution Periods.

        Section 2.9  Internal Restructuring Taxes. Notwithstanding anything in this Agreement to the contrary, Spinco shall pay and be responsible for any and all Internal Restructuring Taxes.

        Section 2.10     Separation Taxes. Notwithstanding anything in this Agreement to the contrary, each of KAR and Spinco shall pay and be responsible for fifty (50) percent of any and all Separation Taxes.

        Section 2.11     Determination of Tax Attributable to a Particular Entity.

(a)          For purposes of this Agreement, the amount of Taxes attributable to a particular entity shall be determined by KAR in a manner consistent with the Past Practices of the KAR Group with respect to the relevant Tax Return (including any past accounting methods, elections and conventions).  Without limiting the generality of the foregoing, the following principles shall apply for purposes of determining the amount of Tax attributable to a particular entity:

(i)          including only Tax Items of the relevant entity that were included in the relevant Tax Return (i.e., as though the relevant entity prepared such Tax Return on a stand-alone basis);

(ii)          except as provided in Section 2.11(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Tax Return for such period;

(iii)          applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(iv)          assuming that the relevant entity elects not to carry back any net operating losses.

(b)          In the event a Non-Income Tax is attributable or traceable to a specific asset, then such Tax shall be attributable to the entity that owns the relevant asset.

        Section 2.12     Allocation of Employment Taxes and Equity Award Deductions. Liability for Employment Taxes and the allocation or apportionment of Equity Award Deductions shall be governed by the Employee Matters Agreement.

Section 2.13     Estimated Taxes.

(a)          With respect to any Spinco Estimated Tax Amount that Spinco has paid to KAR:

(i)          If the Spinco Estimated Tax Amount is less than the Spinco Actual Estimated Tax Liability, Spinco shall pay KAR the amount of such excess pursuant to the terms of Section 3.7(b); and

(ii)          If the Spinco Estimated Tax Amount is greater than the Spinco Actual Estimated Tax Liability, KAR shall pay to Spinco the amount of such excess no later than fifteen (15) Business Days after the due date (taking into account any applicable extensions) for the Tax Return with respect to which the Spinco Actual Estimated Tax Liability pertains.

        Section 2.14     Transaction-Related Losses.

Notwithstanding anything in this Agreement to the contrary:

(a)          Spinco shall be responsible for (i) any and all Tax-Related Losses for which Spinco is responsible pursuant to Section 5.1(b) of this Agreement and (ii) any and all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Spinco Group pursuant to this Agreement.

(b)          KAR shall be responsible for (i) any and all Tax-Related Losses for which KAR is responsible pursuant to Section 5.1(a) of this Agreement and (ii) any and all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the KAR Group pursuant to this Agreement.

        Section 2.15     Straddle Periods. If the taxable year or other taxable period of KAR or any member of the KAR Group or Spinco or any member of the Spinco Group does not close on the Distribution Date, then the allocation or apportionment of any Tax Items attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be deemed equal to the amount that would have been so attributable if such taxable year had closed on the Distribution Date; provided that (i) exemptions, allowances, or deductions that are calculated on an annual or periodic basis, and (ii) property Taxes or other Non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions, shall be allocated between such portions in proportion to the number of days in each such portion. Notwithstanding the foregoing, the allocation or apportionment of Equity Award Deductions shall be governed by the Employee Matters Agreement.

Section 2.16     Tax Refunds.

(a)          KAR shall be entitled to all Refunds for Taxes for which KAR is responsible pursuant to this Agreement, and Spinco shall be entitled to all Refunds for Taxes for which Spinco is responsible pursuant to this Agreement.

(b)          A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within fifteen (15) Business Days after the receipt of the Refund.  For purposes of this Section 2.16(b), any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

(c)          In the event that one Party receives a Refund to which the other Party is entitled, the amount of Refund the Party receiving such Refund shall be required to pay to the Party entitled to such Refund shall be net of any and all Tax-Related Losses or other costs and expenses incurred by the Party receiving the Refund (or any of such Party’s Affiliates) in connection with the receipt of such Refund or the payment of such Refund to the other Party.

        Section 2.17     Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the KAR Group and any member of the Spinco Group shall be terminated with respect to the Spinco Group and the KAR Group as of the Distribution Date.  No member of either the Spinco Group or the KAR Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

        Section 3.1  KAR’ Responsibility.  KAR shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all KAR Separate Returns.

        Section 3.2  Spinco’s Responsibility.  Spinco shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Spinco Group other than those Tax Returns which KAR is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by Spinco under this Section 3.2 shall include any Spinco Separate Returns.

        Section 3.3  Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (i) directly relate to matters for which the Reviewing Party may have an indemnification obligation to the Preparing Party, or that may give rise to a refund to which the Reviewing Party would be entitled under this Agreement or (ii) would reasonably be expected to materially adversely affect the Tax position of the Reviewing Party, the Preparing Party shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the KAR Business or the Spinco Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least ten (10) Business Days prior to the due date for such Tax Return (taking into account any applicable extensions). The Reviewing Party shall thereafter have five (5) Business Days to review such portion of such Tax Return and provide reasonable comments, if any, on such portion of such Tax Return to the Preparing Party, provided, however, that the Reviewing Party shall provide any reasonable comments it may have to the Preparing Party no later than two (2) Business Days prior to the due date for such Tax Return (taking into account any applicable extensions). The Preparing Party shall use commercially reasonable efforts to modify such portion of such Tax Return before filing such Tax Return to include the Reviewing Party’s reasonable comments, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return and, provided, further, that KAR shall be entitled to resolve any issues arising out of the review of any such portion of a Tax Return in its sole discretion.

        Section 3.4  Cooperation.  The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

        Section 3.5  Tax Reporting Practices.  Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Spinco is the Preparing Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used by KAR in preparing similar Tax Returns (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Spinco; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Spinco shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Spinco shall not be permitted, and shall not permit any member of the Spinco Group, to make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods and Straddle Periods have expired, unless otherwise required by applicable Tax Law.

        Section 3.6  Reporting of Transactions.

(a)          KAR and Spinco shall timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 of the Treasury Regulations and, to the extent applicable, Section 1.368-3 of the Treasury Regulations) to report each step of the Transactions in accordance with the Intended Tax Treatment.  The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the treatment thereof in any Tax Opinion, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment.  In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported.

(b)          After the date hereof, the Parties shall cooperate in good faith to analyze the impact of a protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Spinco and each member of the Spinco Group with respect to the Distribution (a “Protective Section 336(e) Election”).  Solely in the event that KAR determines, in its sole discretion, to make a Protective Section 336(e) Election:

(i)          KAR and Spinco shall cooperate in making a timely protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Treasury Regulations (and any similar provision of applicable state or local Tax Law) for each member of the Spinco Group that KAR determines for U.S. federal income tax purposes with respect to the Distribution in accordance with Section 1.336-2(h) of the Treasury Regulations and filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Protective Section 336(e) Election. For the avoidance of doubt, it is intended that the Protective Section 336(e) Election, if made, will have no effect unless, pursuant to a Final Determination, the Distribution is treated as a “qualified stock disposition” within the meaning of Section 1.336-1(b)(6) of the Treasury Regulations.

(ii)          In the event that a Protective Section 336(e) Election is made and becomes effective, KAR shall determine, in its sole discretion, the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Spinco and its Subsidiaries, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”), and shall provide a copy of such Section 336(e) Allocation Statement to Spinco.  To the extent the Protective Section 336(e) Election is made and becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(iii)          In the event that a Protective Section 336(e) Election is made and becomes effective and Spinco or any member of the Spinco Group realizes an increase in Tax basis as a result of such Protective Section 336(e) Election (the “Section 336(e) Tax Basis Increase”), then the cash Tax savings actually realized by Spinco or any member of the Spinco Group as a result of the Section 336(e) Tax Basis Increase if, as and when realized by Spinco or such member of the Spinco Group arising from the Section 336(e) Tax Basis Increase (including, for the avoidance of doubt, any such additional Section 336(e) Tax Basis Increase attributable to payments made pursuant to this Section 3.6(b)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards) (the “Section 336(e) Benefit Amount”) shall be allocated as follows: (x) first, to KAR in the amount of the Incremental Section 336(e) Tax and (y) thereafter, shared between KAR and Spinco in the same proportion as the Taxes imposed on the Transactions giving rise to the Section 336(e) Tax Basis Increase were borne by KAR and Spinco (after giving effect to the indemnification obligations in this Agreement).

(iv)          Within fifteen (15) Business Days of actually realizing any Section 336(e) Benefit Amount, the Party realizing the Section 336(e) Benefit Amount (including through the realization of such Section 336(e) Benefit Amount by such Party’s Affiliates) shall (i) notify the other Party of any such Section 336(e) Benefit Amount, including by providing such other Party with reasonable documentation of such Section 336(e) Benefit Amount and (ii) pay the other Party the amount of any such Section 336(e) Benefit Amount to which such other Party is entitled pursuant to Section 3.6(b)(iii); provided, however, that the amount of any such payment shall be net of any and all Tax-Related Losses or other costs and expenses incurred by the Party realizing the Section 336(e) Benefit Amount in connection with the realization of such Section 336(e) Benefit Amount or the payment of such Section 336(e) Benefit Amount to other Party.

(v)          For purposes of this Section 3.6(b), a Party shall be deemed to have realized a Section 336(e) Benefit Amount on the earlier of: (i) the date on which a Tax Return is filed (taking into account any applicable extensions) that reflects actual cash tax savings as a result of any Section 336(e) Benefit Amount and (ii) the date on which payment of the relevant Tax which would have been due and payable absent any such Section 336(e) Tax Benefit Amount (determined without taking into account any applicable extensions).

        Section 3.7  Payment of Taxes.
(a)          With respect to any Tax Return required to be filed pursuant to this Agreement, the Preparing Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return. The obligation to make payments pursuant to this Section 3.7(a) shall not affect a Party’s right, if any, to receive payments under Article V or otherwise be indemnified with respect to that Tax liability.

(b)          The Preparing Party shall, no later than five (5) Business Days before the due date (taking into account any applicable extensions) of any Tax Return described in Section 3.1 or Section 3.2, notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Preparing Party under this Agreement. The other Party shall pay such amount to the Preparing Party no later than the due date (taking into account any applicable extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.7(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

        Section 3.8  Amended Returns and Carrybacks.

(a)          Spinco shall not, and shall not permit any member of the Spinco Group to, file or allow to be filed any amended Tax Return or request for an Adjustment for any Pre-Distribution Period or Straddle Period without the prior written consent of KAR, such consent to be exercised in KAR’s sole and absolute discretion.

(b)          Spinco shall, and shall cause each member of the Spinco Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date.

(c)          Spinco shall not, and shall cause each member of the Spinco Group not to, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, without the prior written consent of KAR, such consent to be exercised in KAR’s sole and absolute discretion.

(d)          Receipt of consent by Spinco or a member of the Spinco Group from KAR pursuant to the provisions of this Section 3.8 shall not limit or modify Spinco’s continuing indemnification obligation pursuant to Article V.

        Section 3.9  Tax Benefits.  Except as otherwise provided in Section 3.6(b), if (a) one Party is responsible for a Tax pursuant to this Agreement or under applicable Tax Law and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such deduction, credit or other Tax benefit, net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Tax benefit, including any Taxes imposed by way of withholding or offset or any Tax-Related Losses or other costs and expenses incurred by the Party receiving the Tax benefit (or any of such Party’s Affiliates) in connection with the receipt of such Tax benefit or the payment of such Tax benefit to the other Party. To the extent that the amount of any Tax benefit in respect of which a payment was made under this Section 3.9 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.  The Parties shall cooperate in good faith to determine the existence of and size of any such Tax benefit; provided, however, that if the Parties cannot agree on such determination, KAR shall be entitled to make a final determination of the existence and size of any such Tax benefit in its sole discretion exercised in good faith.

        Section 3.10     Tax Attributes.

(a)          KAR shall reasonably and in good faith advise Spinco in writing of the amount, if any, of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Spinco Group under applicable Law; provided, however, that with respect to the determination of Tax basis of assets transferred to Spinco, KAR shall make such determination reasonably and in good faith and consistent with the books and records of KAR and its Subsidiaries.  KAR, all members of the KAR Group, Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance with such written notice unless there is not a Reasonable Basis for such determination or otherwise required by a Final Determination.  For the avoidance of doubt, KAR shall not be required to create or cause to be created any books and records or reports or other documents based thereon that are of the type customarily prepared by outside legal, financial or accounting advisors (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) in order to comply with this Section 3.10.

(b)          To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.10(a).

(c)          Notwithstanding the foregoing in this Section 3.10, the allocation or apportionment of Equity Award Deductions shall be governed by the Employee Matters Agreement.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

        Section 4.1  Representations and Warranties.

(a)          KAR, on behalf of itself and all other members of the KAR Group, hereby represents and warrants that (i) it has examined the IRS Ruling, each submission to the IRS in connection with the IRS Ruling, including the IRS Ruling Request, the Canadian Tax Ruling, each submission to the Canada Revenue Agency in connection with the Canadian Tax Ruling, including the Canadian Tax Ruling Request, the Tax Opinions, the Separation Plan, the Tax Certificates and any other materials delivered or deliverable in connection with the rendering of the Tax Opinions and the creation of the Separation Plan (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to KAR or any member of the KAR Group or the KAR Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. KAR, on behalf of itself and all other members of the KAR Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to KAR or any member of the KAR Group or the KAR Business.

(b)          Spinco, on behalf of itself and all other members of the Spinco Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Spinco or any member of the Spinco Group or the Spinco Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Spinco, on behalf of itself and all other members of the Spinco Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Spinco or any member of the Spinco Group or the Spinco Business.

(c)          Each of KAR, on behalf of it itself and all other members of the KAR Group, and Spinco, on behalf of itself and all other members of the Spinco Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Transactions not to qualify for the Intended Tax Treatment.

(d)          Each of KAR, on behalf of it itself and all other members of the KAR Group, and Spinco, on behalf of itself and all other members of the Spinco Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

        Section 4.2  Restrictions on KAR.

(a)          KAR, on behalf of itself and all other members of the KAR Group, hereby covenants and agrees that no member of the KAR Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, or (ii) any action which adversely affects or could reasonably be expected to adversely affect the Intended Tax Treatment of the Transactions.

        Section 4.3  Restrictions on Spinco.

(a)          Spinco, on behalf of itself and all other members of the Spinco Group, hereby covenants and agrees that no member of the Spinco Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, or (ii) any action which adversely affects or could reasonably be expected to adversely affect the Intended Tax Treatment of the Transactions.

(b)          During the Restricted Period, Spinco:

(i)          shall continue and cause to be continued the active conduct of the Spinco Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,

(ii)          shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes),

(iii)          shall not (and shall not cause or permit any of its Affiliates to) (1) enter into any Proposed Acquisition Transaction or, to the extent Spinco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any Spinco stock, or rights to acquire Spinco stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Spinco capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty-percent or greater interest in Spinco or would reasonably be expected to result in a failure to preserve the Intended Tax Treatment of the Transactions; and

(iv)          shall not and shall not permit any member of the Spinco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20 percent of the consolidated gross assets of Spinco or the Spinco Group.  The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group.  The percentages of gross assets or consolidated gross assets of Spinco or the Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco and the members of the Spinco Group as of the Distribution Date.  For purposes of this Section 4.3(b)(iv), a merger of Spinco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Spinco shall constitute a disposition of all of the assets of Spinco or such Subsidiary.

(c)          During the period which begins with the Distribution Date and ends three (3) years thereafter, Spinco:

(i)          shall not (and shall not cause or permit any of its Affiliates to) (1) cease to control Canadian Spinco or Spinco’s Direct Subsidiary or (2) dispose of any shares of Canadian Spinco or Spinco’s Direct Subsidiary that were held at the time of the Distribution by Spinco or any of its Affiliates; and

(ii)          shall not (and shall not cause or permit any of its Affiliates to) sell, transfer, or otherwise dispose of any assets, or otherwise take any action that would result in the shares of Canadian Spinco having a value greater than ten (10) percent of the total value of the shares of either (1) Spinco or (2) Spinco’s Direct Subsidiary.

(d)          Notwithstanding the restrictions imposed by Section 4.3(a), Error! Reference source not found., or  (b), Spinco or a member of the Spinco Group may take any of the actions or transactions described therein if Spinco either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to KAR or (ii) obtains the prior written consent of KAR waiving the requirement that Spinco obtain an Unqualified Tax Opinion, such waiver to be provided in KAR’s sole and absolute discretion.  KAR’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion.  Spinco shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse KAR for all reasonable out-of-pocket expenses that KAR or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion.  Neither the delivery of an Unqualified Tax Opinion nor KAR’s waiver of Spinco’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Spinco’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

        Section 5.1  Indemnity Obligations.

(a)          KAR shall indemnify and hold harmless Spinco from and against, and will reimburse Spinco for, (i) all liability for Taxes allocated to KAR pursuant to this Agreement, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the KAR Group pursuant to this Agreement (including but not limited to any of the foregoing contained in Section 4.1 or Section 4.2) or any Tax Materials, (iii) any other Tax-Related Loss resulting (for the avoidance of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of KAR (or any KAR Affiliate) by any means whatsoever by any Person, and (iv) any other amounts KAR is required to pay to Spinco pursuant to the terms of this Agreement.

(b)          Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Spinco shall indemnify and hold harmless KAR from and against, and will reimburse KAR for, (i) all liability for Taxes allocated to Spinco pursuant to this Agreement, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Spinco Group pursuant to this Agreement (including but not limited to any of the foregoing contained Section 4.1 or Section 4.2) or any Tax Materials, (iii) any other Tax-Related Loss resulting (for the avoidance of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Spinco (or any Spinco Affiliate) by any means whatsoever by any Person, (iv) the amount of any Refund received by any member of the Spinco Group that is allocated to KAR pursuant to Section 2.16(a), and (v) any other amounts Spinco is required to pay to KAR pursuant to the terms of this Agreement (including, but not limited to, any amounts Spinco is required to pay KAR pursuant to Section 3.6(b)).

(c)          To the extent that any Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a) and Section 5.1(b), each of KAR and Spinco shall pay and be responsible for fifty (50) percent of such Tax-Related Loss.

        Section 5.2  Indemnification Payments.

(a)          Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any other Tax-Related Losses attributable thereto.  The Indemnifying Party shall pay such amount, including any other Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b)          If, as a result of any change or redetermination made with respect to Article II, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II  is thereafter allocated to the other Party, then, no later than fifteen (15) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

        Section 5.3  Payment Mechanics.

(a)          Subject to Section 10.7, all payments under this Agreement shall be made by KAR directly to Spinco and by Spinco directly to KAR; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the KAR Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa.  All indemnification payments shall be treated in the manner described in Section 5.4.

(b)          In the case of any payment of Taxes made by a Preparing Party or Indemnitee pursuant to this Agreement for which such Preparing Party or Indemnitee, as the case may be, has received a payment from the other Party, such Preparing Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

        Section 5.4  Treatment of Payments.  The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by KAR to Spinco, or (ii) a distribution by Spinco to KAR, in each case, made immediately prior to the Distribution.  Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE VI

TAX CONTESTS

        Section 6.1  Notice.  Each Party shall notify the other Party in writing within ten (10) Business Days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.  A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

        Section 6.2  Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to this Agreement shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, however, that the Controlling Party of such Tax Contest shall not take any action that could reasonably result in the increased liability for Taxes of the Non-Controlling Party or a member of the Non-Controlling Party’s Group without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably withheld, conditioned or delayed.

        Section 6.3  Joint Returns. In the case of any Tax Contest with respect to any Joint Return, KAR shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, however, that to the extent that such Tax Contest relates to Taxes for which Spinco has an indemnification obligation pursuant to this Agreement, KAR shall (a) defend such Tax Contest diligently and in good faith, (b) keep Spinco informed in a timely manner of all actions proposed to be taken by KAR with respect to such Tax Contest (or, to the extent practicable, the portion of such Tax Contest that relates to Taxes for which Spinco is responsible pursuant to this Agreement) and (c) not settle any such Tax Contest without the prior written consent of Spinco, which shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement relates to a material indemnification obligation of Spinco pursuant to this Agreement.

        Section 6.4  Other Tax Contests. KAR shall have the sole responsibility and right to control the prosecution of any Tax Contest not covered under Section 6.2 or Section 6.3, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, however, that to the extent that such Tax Contest relates to Taxes for which Spinco has an indemnification obligation pursuant to this Agreement, KAR shall (a) defend such Tax Contest diligently and in good faith, (b) keep Spinco informed in a timely manner of all actions proposed to be taken by KAR with respect to such Tax Contest (or, to the extent practicable, the portion of such Tax Contest that relates to Taxes for which Spinco is responsible pursuant to this Agreement) and (c) not settle any such Tax Contest without the prior written consent of Spinco, which shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement relates to a material indemnification obligation of Spinco pursuant to this Agreement.

        Section 6.5  Obligation of Continued Notice.  During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder.  Such notice shall include copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters.  Such notice shall be provided in a timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

        Section 6.5  Settlement Rights.  Unless waived by the Parties in writing, in connection with any potential adjustment  or settlement in a Tax Contest as a result of which adjustment or settlement the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment or settlement in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment or settlement in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

Section 6.7        Tax Contest Costs and Expenses. In the event that a Tax Contest could reasonably impact the amount of Taxes, Tax Attributes, Refunds or other Tax benefits of both the Controlling Party and the Non-Controlling Party (taking into account the terms of this Agreement), the Non-Controlling Party shall reimburse the Controlling Party for its allocable share of costs and expenses (including employee compensation, court costs, filing fees and accounting, legal and other professional fees) based on the proportion that the amount of Taxes, Tax Attributes, Refunds, or other Tax benefits of the Non-Controlling Party that could reasonably be impacted by such Tax Contest bear to the whole amount that could be impacted by such Tax Contest.

ARTICLE VII

COOPERATION

        Section 7.1  General.

(a)          Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i)          the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)          the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii)          the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)          the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

        Section 7.2  Consistent Treatment.  Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise, that is inconsistent with (a) the treatment of payments between the KAR Group and the Spinco Group as set forth in Section 5.4, or (b) the Intended Tax Treatment.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

        Section 8.1  Retention of Records.  For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the KAR Group or the Spinco Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns.  At any time after the Distribution Date that the KAR Group proposes to destroy such records or documents, it shall first notify the Spinco Group in writing and the Spinco Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the Spinco Group proposes to destroy such records or documents, it shall first notify the KAR Group in writing and the KAR Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties shall notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

        Section 8.2  Access to Tax Records.  The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement.  The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees; provided, however, that if the access to Tax Records pursuant to this Section 8.2 results in a Refund, Tax benefit or other reduction in Taxes to the Party providing such access, the Party providing access shall reimburse the Party seeking access for the providing Party’s allocable portion of the costs and expenses of the Party seeking access, based on the amount of Refund, Tax benefit or other reduction in Taxes realized by the Party providing access.

ARTICLE IX

DISPUTE RESOLUTION

        Section 9.1  Dispute Resolution Mechanics. The Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If the Parties cannot agree within thirty (30) Business Days following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be referred to a Tax Expert acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. If the Parties are unable to agree upon a Tax Expert within ten (10) Business Days, the Tax Expert selected by KAR and the Tax Expert selected by Spinco shall jointly select a Tax Expert that will resolve the Dispute. Such Tax Expert shall be empowered to resolve the Dispute, including by engaging nationally recognized lar firms, accountants and other experts. The Tax Expert chosen to resolve the Dispute shall furnish written notice to the Parties of its resolution of such Dispute as soon as practicable, but in no event later than forty-five (45) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Expert shall be conclusive and binding on the Parties. The fees and expenses of the Tax Expert shall be allocated between the Parties in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party (as finally determined by the Tax Expert) bears to the total amount of disputed items submitted by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

        Section 10.1     Conflicting Agreements.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement, this Agreement shall control with respect to the subject matter thereof.

        Section 10.2     Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation and Distribution Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation and Distribution Agreement.

        Section 10.3     Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

        Section 10.4     Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, KAR shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Spinco shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither KAR nor Spinco would have entered into this Agreement.

        Section 10.5     Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

        Section 10.6     Application to Present and Future Subsidiaries.  This Agreement is being entered into by KAR and Spinco on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of KAR or Spinco in the future.

        Section 10.7     Assignability.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to KAR, an Affiliate of KAR, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement. No assignment permitted by this Section 10.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

        Section 10.8     No Fiduciary Relationship.  The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.9     No Duplication; No Double Recovery. Nothing in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, benefit, reduction, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

        Section 10.10   Further Assurances.  Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

        Section 10.11   Survival.  Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

        Section 10.12   Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.12):

If to KAR, to:

KAR Auction Services, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
Email:	becca.polak@karauctionservices.com
Attention:	Chief Legal Officer

with a copy (prior to the Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Sean.Doyle@skadden.com
Gregory.Fernicola@skadden.com
Dwight.Yoo@skadden.com
Attention:	Sean C. Doyle
Gregory A. Fernicola
Dwight S. Yoo

If to SpinCo, to:

Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
Email:	jkett@iaai.com
skerley@iaai.com
Attention:	John Kett
Sidney Peryar

with a copy (prior to the Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Sean.Doyle@skadden.com
Gregory.Fernicola@skadden.com
Dwight.Yoo@skadden.com
Attention:	Sean C. Doyle
Gregory A. Fernicola
Dwight S. Yoo

        Section 10.13   Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

KAR Auction Services, Inc..

By:
Name:
Title:

IAA Spinco Inc.

By:
Name:
Title:

EXHIBIT A

[Separation Plan]